Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-57063, No. 333-105675, No. 333-42366, No. 333-19403 and No. 333-103543 on Forms S-8 of United States Cellular Corporation of our report dated March 16, 2006, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
October 10, 2006